Exhibit 99

We have structured this overview to guide you through the eras of Swift and our goals for the future which are centered around sustained superior performance in three primary areas: EPS growth, improvement in our Return on Net Assets or Invested Capital and debt reduction. To help you understand how we are going to achieve these goals we think it is important to understand the past and the foundation from which we are starting. We believe this will bring an element of credibility as we demonstrate to you that we have both the competence and character to inspire trust in our actions and communication.

As we look at the history of Swift and project into the future, we see four different Eras: The Evolutionary Period, the Growth Period, The Transformation Period and the Return Period.

Jerry started Swift with his dad in 1966 and it grew from 1 truck to $156 million in revenue by 1990. This we call the Evolutionary Period. Swift actually started as a flatbed carrier, expanded to refrigerated in the 70’s and then added dry vans which became the core of the operation. Also in the 70’s the owner-operator model began when Jerry helped a driver go out on his own by financing his equipment for him. After deregulation, the industry evolved into the market we know today. In 1990, Swift went public and told the street we would grow 20% per year. Between 1990 and 2006, we did exactly that and grew 20% per year in both Revenue and EBITDA. We call this the Growth Period, and we achieved this growth roughly half through organic growth and half through acquisitions. Organically, we began providing dedicated services in the late 90’s. The acquisitions brought on other dedicated business and our 2003 Merit acquisition enabled us to grow our already established dedicated temperature controlled business which you will hear more about later today. Both organic growth and acquisitions enabled us to build out a North American footprint that is unique to Swift and to date has not been replicated. This includes the 2004 acquisition of Trans-Mex, our wholly owned Mexican subsidiary that facilitates our seamless cross border service to and from Mexico today. Also during this period in late 2005, we expanded our intermodal presence by acquiring containers and hiring folks, such as Mark Young, to develop this asset-light business from the ground up. The foundation built during this growth period is impressive and is the base from which we will launch going forward.

Our next era, we call the Transformation Period which includes the years from 2007-2011. During this period, we transformed the company from “Growth for Growth’s Sake” to one that uses disciplined thought, disciplined people and disciplined action to achieve results.

We started this Era with a going-private transaction that took us from investment grade credit to highly-leveraged at over 6 times debt to EBITDA. Had the economy cooperated, managing this debt load would have been relatively straight forward. But unfortunately, the Great Recession began and in retrospect, this may have been one of the best things that ever happened to Swift. The debt load and the suffering economy created a sense of urgency and an awareness that we needed to change – and change quickly. The first action we took was to define our Guiding Principles, which you can see on the walls. We established our mission, our team purpose, our vision and values. Swift’s vision is “an efficient and nimble world class service organization that is focused on the customer. We are aligned and working together at all levels to achieve our common goals. Our team enjoys our work and co-workers and this enthusiasm resonates both internally and externally. We are on the leading edge of service, always innovating to add value to our customers. Our organization has information and resources that can be easily adapted to analyze and monitor what is most important in a changing environment. Our financial health is strong, generating excess cash flows and growing profitability year after year with a culture that is cost and environmentally conscious. We train, build, and develop our employees through perpetual learning opportunities to enhance their skill sets, allowing us to recognize our talented people.” We aren’t there yet but this is where we want to go. We have 13 values that we live by that you will hear throughout the day. They are listed here and at the core is Trust. We built trust with our customers in the transformation period and are hoping to build the same trust with you, our investors.

We believe every company has a leadership lid and you can only be as good as your leaders, therefore we implemented leadership training throughout the company. We started Swift University where we have developed our own leadership training series along with many other courses. The courses are available on-line with virtual training and we have live classes right here in this room.

In addition, to Strategy we have taken a hard look at our processes and implemented numerous tools to help streamline our processes and make the organization more efficient. You experienced our Lean Six Sigma in our shops, but we use this in the office as well. Our Business Transformation Leader will be talking more about this next. Our VP of Network Engineering will discuss some of the tools and processes we use to balance our network and improve our utilization. They will share some examples of how we have incorporated these techniques into our culture and our psyche. The concept of continuous improvement is a shared mindset throughout the organization.

Another characteristic that we had to embrace during this era, is discipline. We implemented the four disciplines of execution where we defined our WIGS or wildly important goals. We identified the lead measures or the measures that were influenceable and predictive of future results rather than waiting for lag measures such as the P&Ls before taking action. We created scorecards and held weekly accountability sessions to ensure people were fulfilling their commitments. In 2009, one of our WIGS was to reduce our operating costs by $90 million and we actually removed $250 million of operating costs on an annualized basis. This process created discipline throughout the organization and aligned everyone in the organization to our goals. The combination of strategy development and execution, process improvement and discipline enabled us to keep our EBITDA flat from 2007 through 2009 despite a 25% drop in our revenue. This has also enabled us to expand our EBITDA over 32% since 2009 and we continue to execute.

During this Transformation period we also continued to invest in our future. From the low point in the recession, our combined dedicated services grew from 2,800 trucks in July 2009 to 3,800 trucks at the end of 2011. Our intermodal container loads grew from 63,000 in 2007 to over 97,000 in 2011. The number of owner-operators running for us increased from 2,900 in 2007 to 4,100 at the end 2011. We re-engaged in the logistics business in 2010 after we sold our stake in Transplace, another asset-light business. We also started intermodal COFC service into Mexico in 2011.

We rounded out this Era by going public in December of 2010 and we completely recapitalized our balance sheet. This enabled us to make a sizable reduction in our leverage ratio, taking it from over six times debt to EBITDA in 2007 to just over 4 by the end of 2010. It also enabled us to free up cash flow from interest payments to continue to pay-off debt and by the end of 2011 our leverage ratio was reduced to just over 3 times. This is a priority for us and we will continue to repay debt with free cash flow going forward.

This now brings us to today, in 2012. We believe we are starting a new era where we can leverage the foundation built in the growth period and the discipline instilled in the transformation period to lead us to the sustained superior performance we endeavor to achieve. We are calling this the Return period.

In this period, we will focus on Profitable Revenue Growth. We will strengthen and grow core customer relationships and find new partners by cross selling our entire suite of services. This includes leveraging our capabilities in dedicated and Mexico and growing here more rapidly than our linehaul service. We will continue to focus on the growth in our asset light services to help improve our overall return on net assets. We now have traction in our intermodal business. We are really just 6 years into this business and we are up over 40% year over year in the first quarter. We re-entered the logistics business in 2010 and the growth and potential we see in this business caused us to invest further by buying our own TMS system. We are in the process of implementing that system now and are working to have the first phase up and running by September. We have seen a lot of traction in this business because we have 16,000 trucks to back stop the freight, which is something other logistic companies can’t offer.

Another opportunity for us to grow is through acquisitions. As we mentioned earlier, acquisitions are a large part of our history. We did not complete any acquisitions during our transformation period but we will consider this going forward. Areas of interest for us include Canada – although we operate in Canada on international loads, we do not have a physical presence there today. In Mexico, we do not have intra-Mexico authority, but that could be an option for us. Our customers have asked us to expand in the linehaul temperature controlled arena – in fact we recently lost a dedicated bid because we did not have the ability to support with additional linehaul service, so this could be an option. We are also interested in growing in our logistics and intermodal services so if there is anything interesting in these areas, we might consider those as well. As I mentioned before, our debt reduction is our primary goal, so any acquisition is likely to be a stock deal and our view is that is should be accretive quickly – ideally within 2 quarters would be the goal.

So as we look forward to 2017 and beyond, we see our our dedicated, intermodal and logistics services growing at a more rapid pace than our line-haul business although we do expect to see growth in this area as well.

In addition to profitable revenue growth, we will continue to focus on delivering that growth in a more efficient manner by continuing to make strides with our improved asset utilization. We have increased our revenue per truck per week from $2,660 in 2009 to over $3,050 in the first quarter of 2012, and we believe we still have opportunity to increase this by an additional several hundred dollars per week. We are also focused on increasing our revenue per trailer per week and our revenue per container per week. And, we will continue to leverage the continuous improvement tools and processes we have put in place to wring cost out of the system. We believe these three pillars will help us achieve our 3 overarching goals that Jerry discussed this morning: Year over year improvement in our EPS, RONA and leverage ratio.

Our Corporate Wildly Important Goal or WIG, is to increase our Return on Net Assets or RONA. We have created a Swift University course that all of our non-driving employees have taken on the importance of RONA and what they can do to help improve RONA. Our lead measures for the operations level are to reduce our OR for each service offering, increase our revenue per truck, revenue per trailer and revenue per container. Our leads on the finance side are to increase our EPS and reduce our working capital. Everyone in the organization has their own WIGs and leads that are directly linked back to these objectives. You saw this on the tour earlier and you will see this later this afternoon. We believe that the focus we have on improving these metrics will generate free cash to enable us to repay debt and further enhance our EPS growth with interest reduction.

With our foundation, the great growth opportunities that we discussed, our culture of continuous improvement, and the discipline we have instilled throughout the organization, we are targeting EPS growth in excess of 20% for 2012 and a 15% CAGR from 2013 through 2017. This assumes the economy remains similar as it is today with 2+% GDP growth and that capacity remains at equilibrium. It does not assume surging fuel prices or acquisitions or other significant changes to the operations other that what has been discussed today. We have a detailed internal plan where we have laid out the path to achieve this goal. Any acquisitions would potentially increase this target. We will also remain focused on the balance sheet and improving our debt position. By increasing our asset utilization and managing working capital, we are targeting to increase our return on net assets by a percentage point each year for the next five years. We believe this is highly correlated with stock valuation and are focused on creating value for our shareholders. We are also targeting to reduce our debt by a minimum of $50-$100 million per year as we have stated many times in the past. With this level of debt reduction and with EBITDA growth, we believe we can reduce our leverage ratio to roughly 1.5 by the end of 2017. This is our goal. This does not assume a follow-on equity offering to repay debt— this is all through paying down debt with excess cash flow. If the stock price gets into the $19-20 range, a follow-on equity offering to repay the high-yield notes given certain assumptions may be accretive and we may consider this to help us achieve our leverage goals.

In summary, our objectives are to increase our EPS, improve our return on net assets and/or return on invested capital and reduce our leverage. We have many coordinated efforts in play to achieve these targets and we will relentlessly pursue to achieve this sustained superior performance.